Exhibit 99

                                                           FOR IMMEDIATE RELEASE

CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES 40.5% INCREASE IN EARNINGS FOR FIRST QUARTER 2003

Recent acquisitions, Bank of Ridgeway and Community Resource Mortgage Inc., drive major earnings growth

ORANGEBURG, South Carolina, April 25, 2003 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,581,000 or $.36 per diluted share for the quarter ended March 31, 2003 compared to $1,125,000 or $.33 per diluted share for the quarter ended March 31, 2002, an increase of $456,000 or 40.5%.

Consolidated assets for Community Bankshares totaled $447.2 million at March 31, 2003 compared to $437.3 million at December 31, 2002, an increase of $9.9 million or 2.3%. For the same periods, gross loans totaled $314.9 million compared to $306.5 million, an increase of $8.4 million or 2.7%. For the same periods, deposits totaled $346.7 million compared to $337.1 million, an increase of $9.6 million or 2.9%.

Company Chairman and CEO E. J. Ayers stated, "Our company had a great first quarter, earnings exceeded $1.5 million and assets were over $447 million. Interest rates are at historic lows and these low rates have put pressure on our banks' net interest margins, but they've also helped to fuel terrific demand for mortgage loans and refinancing. Our three national banks all showed earnings improvement over last year, the addition of the Bank of Ridgeway added significantly to net income and the balance sheet, and Community Resource Mortgage showed tremendous growth in net income this year over last."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.


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This press release contains forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2002 annual report, which is available from the company without charge for a more complete description of the company's business.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (unaudited)

        For the quarter ended March 31,                     2003           2002
                                                            ----           ----
Net interest income ..............................         $3,848         $2,817
Provision for loan losses ........................         $  264         $  169
Non-interest income ..............................         $2,555         $1,687
Non-interest expense .............................         $3,735         $2,578
Income tax provision .............................         $  823         $  632
Net income after taxes ...........................         $1,581         $1,125
Basic earnings per common share:
   Average shares ................................          4,305          3,300
   Earnings per share ............................         $ 0.37         $ 0.34
Diluted earnings per common share:
   Average shares ................................          4,420          3,361
   Earnings per share ............................         $ 0.36         $ 0.33
Cash dividends per share .........................         $ 0.09         $ 0.08

                                        At March 31,  At Dec. 31,   At March 31,
                                             2003         2002          2002
                                             ----         ----          ----
Gross loans ..........................    $314,883      $306,484      $240,625
Total assets .........................    $447,239      $437,320      $331,725
Total deposits .......................    $346,670      $337,062      $267,712
Shareholders' equity .................    $ 44,952      $ 43,717      $ 28,245
Common shares outstanding ............       4,306         4,304         3,300
Book value per share .................    $  10.44      $  10.16      $   8.56

Dollar amounts in thousands, except per share data